Exhibit 99

Dollar General Reports First Quarter 2015 Financial Results

  Net Sales Increased 8.8%; Same-Store Sales Increased 3.7%
  Diluted Earnings Per Share Increased 17% to $0.84
  Operating Profit Improved 13%; Gross Margin Expanded 45 Basis Points
  $600 Million of Capital Returned to Shareholders Through Combination of 7.1 Million Shares Repurchased and Dividends Paid in the Quarter
  Company Confirms Full Year Guidance

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 2, 2015--Dollar General Corporation (NYSE: DG) today reported financial results for its 2015 first quarter (13 weeks) ended May 1, 2015.

“In the first quarter, we made solid progress implementing our key initiatives with balanced growth across both consumables and non-consumable categories. Compared to the first quarter of 2014, same-store sales improved 3.7% and gross margin expanded by 45 basis points, contributing to diluted EPS growth of 17%. Looking ahead, we are confirming our full year guidance based on our results for the first quarter,” said Rick Dreiling, Dollar General’s chairman and chief executive officer.

“Dollar General is well-positioned to win with our customers as we continue to invest in growing our business. We are executing on our plan to deliver increased value to our shareholders by capitalizing on growth opportunities and returning capital to our shareholders through share repurchases and anticipated regular quarterly dividends.”

The Company’s net income was $253 million, or $0.84 per diluted share, in the 2015 first quarter, compared to net income of $222 million, or $0.72 per diluted share, in the 2014 first quarter.

Financial Highlights

Net sales increased 8.8 percent to $4.92 billion in the 2015 first quarter compared to $4.52 billion in the 2014 first quarter. Same-store sales increased 3.7 percent resulting from increases in both customer traffic and average transaction amount. Same-store sales increases were balanced across both consumable and non-consumable categories. In consumables, higher volume of tobacco products, perishables, health care items, and candy and snacks drove the growth in same-store sales. Same-store sales growth within non-consumables was strongest in apparel with seasonal and home also posting solid gains.

Gross profit, as a percentage of sales, was 30.5 percent in the 2015 first quarter, an increase of 45 basis points from the 2014 first quarter. The majority of the gross profit rate increase was due to higher initial inventory markups, an improved inventory shrink rate and lower transportation costs.

Selling, general and administrative expense (“SG&A”) as a percentage of sales was 21.8 percent in the 2015 first quarter compared to 21.6 percent in the 2014 first quarter, an increase of 13 basis points. The majority of the SG&A increase was due to higher incentive compensation, advertising costs, repairs and maintenance, fees associated with the increased use of debit cards and workers’ compensation expenses. Partially offsetting these items were increased utilization of cash back transactions resulting in increased convenience fees charged to customers.

The effective income tax rate in the 2015 first quarter was 37.7 percent compared to 37.8 percent in the 2014 first quarter.

Merchandise Inventories

As of May 1, 2015, total merchandise inventories, at cost, were $2.84 billion compared to $2.61 billion as of May 2, 2014, an increase of 3 percent on a per-store basis.

Long-Term Obligations

As of May 1, 2015, outstanding long-term obligations, including the current portion, were $2.72 billion compared to outstanding long-term obligations of $3.11 billion as of May 2, 2014, a net decrease of $390 million.

Capital Expenditures

Total additions to property and equipment in the 2015 first quarter were $100 million, including: $30 million for improvements, upgrades, remodels and relocations of existing stores; $27 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $24 million for distribution and transportation-related capital expenditures; $10 million for stores built by the Company; and $8 million for information systems upgrades and technology-related projects. During the 2015 first quarter, the Company opened 219 new stores.

Share Repurchases

In the 2015 first quarter, the Company repurchased 7.1 million shares of its common stock under its share repurchase program at a total cost of $534.7 million. Since December 2011, the Company has repurchased 51.5 million shares totaling $2.8 billion. Authorizations for an additional $688.8 million of share repurchases remain available under the Company’s current share repurchase program.

Fiscal 2015 Financial Outlook

For the 2015 fiscal year, the Company expects total sales to increase 8 to 9 percent over the 2014 fiscal year, with same-store sales expected to increase 3 to 3.5 percent. Operating profit for 2015 is expected to increase 7 to 9 percent over the 2014 adjusted operating profit. Diluted EPS for the fiscal year is expected to be approximately $3.85 to $3.95.

Capital expenditures are expected to be in the range of $500 million to $550 million in 2015. Dollar General plans to open approximately 730 new stores in 2015, or 6 percent square footage growth, and relocate or remodel 875 stores. To date, the Company is on track with its pipeline development to accelerate new store openings to 7 percent square footage growth in 2016.

Conference Call Information

The Company will hold a conference call on Tuesday, June 2, 2015 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer; Todd Vasos, chief operating officer; and David Tehle, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 32703547. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Tuesday, June 16, 2015, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 38432761.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Fiscal 2015 Financial Outlook” as well as other statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Dreiling. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” “looking ahead” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, shrink, private brand, distribution and transportation, store operations, expense reduction and real estate;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  levels of inventory shrinkage;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including consolidation;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, healthcare, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or our failure to sustain our reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract and retain qualified employees, while controlling labor costs (including healthcare costs) and other labor issues;
  the Company’s loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  failure to successfully manage inventory balances;
  seasonality of the Company’s business;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to maintain the security of information that the Company holds, whether as a result of a data security breach or otherwise;
  deterioration in market conditions, including interest rate fluctuations, or a lowering of the Company’s credit ratings;
  the Company’s debt levels and restrictions in its debt agreements;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 11,999 stores in 43 states as of May 1, 2015, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 1	May 2	January 30
	2015	2014	2015
ASSETS
Current assets:
Cash and cash equivalents	$225,116	$166,330	$579,823
Merchandise inventories	2,839,198	2,605,356	2,782,521
Prepaid expenses and other current assets	180,586	171,660	170,265
Total current assets	3,244,900	2,943,346	3,532,609
Net property and equipment	2,135,436	2,079,832	2,116,075
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,201,428	1,205,598	1,201,870
Other assets, net	36,197	34,519	34,961
Total assets	$10,956,550	$10,601,884	$11,224,104

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$101,309	$100,989	$101,158
Accounts payable	1,435,367	1,222,680	1,388,154
Accrued expenses and other	393,507	394,827	413,760
Income taxes payable	108,948	121,277	59,400
Deferred income taxes	33,808	23,545	25,268
Total current liabilities	2,072,939	1,863,318	1,987,740
Long-term obligations	2,614,005	3,006,404	2,639,427
Deferred income taxes	598,248	600,239	601,590
Other liabilities	285,500	299,696	285,309
Total liabilities	5,570,692	5,769,657	5,514,066

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	260,111	265,379	265,514
Additional paid-in capital	3,070,518	3,016,262	3,048,806
Retained earnings	2,061,798	1,560,098	2,403,045
Accumulated other comprehensive loss	(6,569)	(9,512)	(7,327)
Total shareholders' equity	5,385,858	4,832,227	5,710,038
Total liabilities and shareholders' equity	$10,956,550	$10,601,884	$11,224,104

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	May 1	% of Net	May 2	% of Net
	2015	Sales	2014	Sales
Net sales	$4,918,672	100.00%	$4,522,081	100.00%
Cost of goods sold	3,419,967	69.53	3,164,335	69.98
Gross profit	1,498,705	30.47	1,357,746	30.02
Selling, general and administrative expenses	1,070,511	21.76	978,038	21.63
Operating profit	428,194	8.71	379,708	8.40
Interest expense	21,576	0.44	22,267	0.49
Income before income taxes	406,618	8.27	357,441	7.90
Income tax expense	153,383	3.12	135,043	2.99
Net income	$253,235	5.15%	$222,398	4.92%

Earnings per share:
Basic	$0.84		$0.72
Diluted	$0.84		$0.72
Weighted average shares outstanding:
Basic	301,202		309,331
Diluted	302,089		310,295

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 13 Weeks Ended
	May 1	May 2
	2015	2014
Cash flows from operating activities:
Net income	$253,235	$222,398
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	87,152	84,158
Deferred income taxes	(10,095)	(18,542)
Tax benefit of share-based awards	(26,317)	(9,398)
Noncash share-based compensation	10,125	8,752
Other noncash (gains) and losses	1,407	224
Change in operating assets and liabilities:
Merchandise inventories	(57,103)	(51,536)
Prepaid expenses and other current assets	(12,241)	(24,210)
Accounts payable	40,123	(62,361)
Accrued expenses and other liabilities	(17,976)	30,932
Income taxes	75,865	71,527
Other	(282)	(484)
Net cash provided by (used in) operating activities	343,893	251,460

Cash flows from investing activities:
Purchases of property and equipment	(99,929)	(84,088)
Proceeds from sales of property and equipment	163	103
Net cash provided by (used in) investing activities	(99,766)	(83,985)

Cash flows from financing activities:
Repayments of long-term obligations	(25,346)	(1,434)
Borrowings under revolving credit facilities	13,000	431,000
Repayments of borrowings under revolving credit facilities	(13,000)	(141,000)
Repurchases of common stock	(534,654)	(800,095)
Payments of cash dividends	(66,037)	-
Other equity and related transactions	886	(4,580)
Tax benefit of share-based awards	26,317	9,398
Net cash provided by (used in) financing activities	(598,834)	(506,711)

Net increase (decrease) in cash and cash equivalents	(354,707)	(339,236)
Cash and cash equivalents, beginning of period	579,823	505,566
Cash and cash equivalents, end of period	$225,116	$166,330

Supplemental cash flow information:
Cash paid for:
Interest	$24,215	$24,434
Income taxes	$87,449	$84,511
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$38,676	$25,639

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	May 1	May 2
	2015	2014	% Change
Consumables	$3,753,978	$3,445,465	9.0%
Seasonal	586,293	541,432	8.3%
Home products	303,024	283,597	6.9%
Apparel	275,377	251,587	9.5%
Net sales	$4,918,672	$4,522,081	8.8%

Store Activity

		For the 13 Weeks Ended
		May 1	May 2
		2015	2014

Beginning store count		11,789	11,132
New store openings		219	214
Store closings		(9)	(8)
Net new stores		210	206
Ending store count		11,999	11,338
Total selling square footage (000's)		88,789	83,622
Growth rate (square footage)		6.2%	6.9%

CONTACTS:

Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
Crystal Ghassemi, 615-855-5210